UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2012
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DreamWorks Animation SKG, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California		91201
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (818) 695-5000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On February 17, 2012, DreamWorks Animation SKG, Inc. (the “Company”) entered into an Agreement of Summary of Business Terms (the “Agreement”) with China Media Capital (Shanghai) Center L.P. (“CMC”), pursuant to which the Company has agreed to launch a joint venture to be known as “Oriental DreamWorks” (the “Joint Venture”) with CMC. The Joint Venture is also contemplated to include Shanghai Alliance Investment Ltd. (“SAIL”) and Shanghai Media Group (“SMG”). The Agreement sets forth certain terms and conditions for the Joint Venture, which will be further elaborated on in the definitive agreements to be negotiated and executed among the parties.

The purpose of the Joint Venture will be to create a leading China-focused family entertainment company engaged in the acquisition, production and distribution of original content originally produced, released or commercially exploited in the Chinese language for China and, as agreed upon by the partners, for the rest of the world. The Joint Venture will encompass animated and live action motion pictures and television programming, an internet distribution platform, live shows, theme parks, animation parks, mobile, online, interactive games and related consumer products. In addition, the Joint Venture will act as a distributor for certain of the Company's animated and live action motion pictures on a basis to be agreed upon by the parties. The business of the Joint Venture will be conducted in the People's Republic of China, with the potential for expansion into such other markets in the world as may be approved by the board of directors of the Joint Venture.

In exchange for 54.55% of the equity of the Joint Venture, an entity controlled by CMC, SAIL and SMG will make a total cash capital commitment of $150 million (a portion of which is expected to be funded at closing, with the balance to be funded over time) and non-cash contributions valued at $30 million. In exchange for 45.45% of the equity of the Joint Venture, the Company will make a total cash capital commitment of $50 million (a portion of which is expected to be funded at closing, with the balance to be funded over time) and non-cash contributions valued at $100 million (including contributions in the form of licenses of intellectual property).

The Joint Venture will be governed by a board of directors, which will initially consist of five directors, three of which will be appointed by the Chinese partners and two of which will be appointed by the Company. The Joint Venture will be prohibited from taking certain actions without the affirmative vote of at least one director appointed by the Chinese partners and one director appointed by the Company.

The board of directors will delegate to a content committee (the “Content Committee”) the authority to oversee all creative matters relating to the Joint Venture, including decisions related to content development, content production and branding and distribution strategy. The Company will initially control the Content Committee.

The Joint Venture's management will include a chief executive officer and chief creative officer nominated by the Company. The initial chairman of the board of directors, chief financial officer and chief operating officer will be nominated by the Chinese partners.

The definitive agreements will include additional provisions to be agreed upon between the parties, including, among other things, provisions related to resolution of impasses among the members of the board of directors, restrictions on transfers of the equity of the Joint Venture, noncompetition and exclusivity arrangements and events triggering the unwind of the Joint Venture.

The Company expects to file a copy of the Agreement as an Exhibit to its Annual Report on Form 10-K for the year ended December 31, 2011, to be filed by the Company with the Securities and Exchange Commission.

ITEM 5.08.     Shareholder Director Nominations.
On February 22, 2012, the Company's Board of Directors approved May 29, 2012 as the date of the Company's 2012 Annual Meeting of Stockholders (the “Annual Meeting”). The Board of Directors also approved April 2, 2012 as the record date for stockholders entitled to notice of and to vote at the Annual Meeting.
Because the Annual Meeting will be held more than 30 days from the calendar date of the Company's 2011 Annual Meeting of Stockholders, the due dates for the provision of any qualified stockholder proposal or qualified stockholder nominations under the rules of the Securities and Exchange Commission (the “SEC”) and the Bylaws of the Company listed in the Company's 2011 Proxy Statement on Schedule 14A as filed with the SEC on March 9, 2011 are no longer applicable. Such nominations or proposals, including any notice on Schedule 14N, are now due to the Company no later than March 15, 2012. The Company currently intends to make its proxy materials available beginning on or about April 9, 2012.

ITEM 8.01.	Other Events.

On February 17, 2012, the Company issued a press release announcing its plans to launch the Joint Venture with CMC, SAIL and SMG. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.     Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	Press Release issued by DreamWorks Animation SKG, Inc. on February 17, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DreamWorks Animation SKG, Inc.
Date: February 23, 2012	By:	/s/ Lewis W. Coleman
Lewis W. Coleman
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by DreamWorks Animation SKG, Inc. on February 17, 2012.